Exhibit 99.1

Company Contact: Kevin D. Clark, CEO, COO & President 305-324-2300

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS, INC. REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

— Continued Positioning for Growth —

MIAMI, FL, November 15, 2010 — IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, reports its financial results for the quarter and nine months ended September 30, 2010.

Kevin D. Clark, Chief Executive Officer, Chief Operating Officer and President of IVAX Diagnostics, said, “Our initiatives to reduce expenses while positioning ourselves for expected growth continued during the third quarter of 2010. Our operating expenses for the third quarter of 2010 decreased 8.3% compared to the same period of 2009. During the third quarter of 2010, we entered into a distribution agreement, which, in addition to the five distribution and other strategic and collaborative agreements we entered into during the first and second quarters of 2010, are expected to further our strategy of expanding our suite of high-quality, reliable products as well as increasing our global footprint. The distribution agreement we entered into during the quarter increases the number of ELISA test kits and reagents which we have the right to distribute in the U.S. marketplace.”

As we had previously announced, on September 1, 2010, ERBA Diagnostics Mannheim GmbH, an in vitro diagnostics company headquartered in Germany (“ERBA”), purchased all of the approximately 72.4% of the outstanding shares of IVAX Diagnostics’ common stock owned by the previous group of controlling stockholders.  As a result of its share acquisition, ERBA beneficially owns, directly or indirectly, approximately 72.5% of the outstanding shares of IVAX Diagnostics.  As we had also previously announced, upon the consummation of this share acquisition, two of IVAX Diagnostics’ executive officers provided written notice of their resignation for “good reason” under their respective employment agreements.  As a result, IVAX Diagnostics accrued severance benefits aggregating $475,000 in the third quarter of 2010, which are included in general and administrative expenses.

Mr. Clark continued, “Our efforts with respect to our 510(k) premarket submission filing with the U.S. Food and Drug Administration for the Mago® 4S, our next-generation fully automated ELISA system for autoimmune and infectious disease testing, are progressing, and we expect to receive regulatory approval from the FDA and to subsequently launch the Mago® 4S in the U.S. during the first quarter of 2011.  Following the receipt of all required regulatory approvals and the subsequent commercial launch of the product, we expect the Mago® 4S to provide a flexible, efficient and cost-effective solution to high-performance laboratories, and to be our primary platform for marketing our kits in the U.S.

Mr. Clark concluded, “We intend to continue our focus for the remainder of this year on cost control as we position IVAX Diagnostics for growth in 2011 with the release of the Mago® 4S and international market opportunities.”

Financial Highlights for the Quarter and Nine Months Ended September 30, 2010

Net revenues for the quarter ended September 30, 2010 were $3,953,000 compared with $4,562,000 in the quarter ended September 30, 2009, a decline of $609,000, or 13.3%.  The decline in net revenues during the quarter ended September 30, 2010 compared to the same period of 2009 resulted from decreases in both the Domestic and European revenues, due to lower reagent sales.  Net revenue results for the quarter ended September 30, 2010 also include the impact of a $113,000 revenue decrease resulting from unfavorable exchange rates attributable to currency fluctuations related to the strength of the U.S. dollar compared to the Euro. Net revenues for the nine months ended September 30, 2010 were $13,002,000, compared with $13,942,000 in the same period of 2009, a decline of $940,000, or 6.7%.  Net revenue results for the nine months ended September 30, 2010 were also negatively impacted by unfavorable exchange rates which resulted in a $145,000 revenue decrease.  Both Domestic and European revenues benefited from increased sales of instrumentation in the nine months ended September 30, 2010 compared to the same period of 2009, and both Domestic and European sales were affected by a decline in reagent sales.

Gross profit in the quarter ended September 30, 2010 decreased by $300,000, or 12.3%, from the comparable period in 2009. Gross profit as a percentage of net revenues increased slightly to 53.9% in the quarter ended September 30, 2010 from 53.3% in the same period of 2009 primarily due to manufacturing cost reductions. Gross profit in the nine months ended September 30, 2010 decreased by $724,000, or 9.4%, from the comparable period in 2009. Gross profit as a percentage of net revenues decreased to 53.5% in the nine months ended September 30, 2010 from 55.1% in the same period of 2009 primarily due to reduced production volume, as well as the effect of an increase in the percentage of net revenues attributable to sales of instrumentation, which have a relatively lower gross profit percentage than reagent sales, partially offset by manufacturing cost reductions.

Operating expenses for the quarter ended September 30, 2010 decreased 8.3% to $3,255,000 from $3,549,000 for the same period of 2009.  The decrease in operating expenses was primarily the result of a $322,000, or 22.7%, decrease in selling expenses and a $94,000, or 20.6%, decrease in research and development expenses. These decreases were partially offset by a $122,000, or 7.2%, increase in general and administrative expenses. Selling and marketing expenses for the quarter ended September 30, 2010 decreased principally due to a temporary decrease in selling and marketing personnel, lower costs and expenses related to services performed by third party consultants, reduced sales commissions resulting from a change in the U.S. commission structure and lower sales. Research and development expenses for the quarter ended September 30, 2010 decreased primarily due to temporarily lower research and development expenses in Europe following the release of our Mago® 4 in markets outside the United States. General and administrative expenses for the quarter ended September 30, 2010 increased by $25,000, including the impact of the $475,000 severance expense discussed above which offset the $450,000 reduction in general and administrative expenses mainly resulting from lower consultant costs.  For the nine months ended September, 30 2010, operating expenses were $10,204,000 compared with $10,784,000 in the same period of 2009, a reduction of 5.4%.

Loss from operations for the quarter ended September 30, 2010 was $1,124,000 compared with $1,117,000 in the same period of 2009.  Net loss for the quarter ended September 30, 2010 was $1,177,000, or $0.04 per share, compared with a net loss of $1,157,000, or $0.04 per share, in the same period of 2009.  For the nine months ended September 30, 2010, the loss from operations was $3,250,000 compared with the loss from operations of $3,106,000 in the same period of 2009. Net loss for the nine months ended September 30, 2010 was $3,445,000, or $0.12 per share, compared with a net loss of $3,132,000, or $0.11 per share, in the same period of 2009.

About IVAX Diagnostics, Inc.
IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.)

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: the risks and uncertainties associated with the distribution and other strategic and collaborative agreements and relationships described in this press release, including, without limitation, that such agreements and relationships may not result in increased levels of sales for IVAX Diagnostics, expand IVAX Diagnostics’ global presence, product offerings or technology platforms in the U.S. or international markets, further IVAX Diagnostics’ growth, increase IVAX Diagnostics’ footprint in the global in vitro diagnostics market, improve the manner in which IVAX Diagnostics operates, improve IVAX Diagnostics’ profitability or otherwise enhance IVAX Diagnostics’ competitive position in the in vitro diagnostics industry, improve IVAX Diagnostics’ operating results, financial condition or cash position or otherwise, individually or in the aggregate, result in the benefits which IVAX Diagnostics expects to derive from such agreements and relationships; the risks and uncertainties relating to the Mago® 4S, including, without limitation, that IVAX Diagnostics may not receive regulatory approval for the Mago® 4S when expected, or at all, that the Mago® 4S may not  be available when expected, or at all, and that the Mago® 4S may not perform as expected or otherwise result in IVAX Diagnostics achieving improved operating results; the risks and uncertainties relating to IVAX Diagnostics’ initiatives for transforming the company including, without limitation, that such initiatives may not result in the successful transformation of IVAX Diagnostics to the level or in the time frame anticipated, or at all, that, in order to implement and attempt to achieve such initiatives, IVAX Diagnostics may find it necessary to obtain financing, whether from issuing debt or equity securities, incurring indebtedness or otherwise, which, in any case, may not be available on acceptable terms or at all and that efforts to control costs, reduce expenses and grow IVAX Diagnostics may not be successful; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX  DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three months		Nine months
	2010	2009	2010	2009
Net revenues	$3,952,606	$4,561,595	$13,001,930	$13,941,783
Cost of sales	1,821,597	2,129,634	6,048,179	6,263,883
Gross profit	2,131,009	2,431,961	6,953,751	7,677,900
Operating expenses:
Selling and marketing	1,097,877	1,419,940	3,655,070	4,190,770
General and administrative	1,794,444	1,673,326	5,337,478	5,311,766
Research and development	362,251	456,130	1,211,541	1,281,818
Total operating expenses	3,254,572	3,549,396	10,204,089	10,783,854
(Loss) from operations	(1,123,563)	(1,117,435)	(3,250,338)	(3,105,954)
Other income (expense):
Interest income	2,352	3,369	3,249	16,368
Other income (expense), net	(28,044)	(1,476)	(115,197)	68,826
Total other income (expense), net	(25,692)	1,893	(111,948)	85,194
(Loss) before income taxes	(1,149,254)	(1,115,542)	(3,362,286)	(3,020,760)
Provision for income taxes	27,503	41,428	83,189	111,112
Net loss	$(1,176,758)	$(1,156,970)	$(3,445,475)	$(3,131,872)
Net loss per share
Basic and diluted	$(0.04)	$(0.04)	$(0.12)	$(0.11)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887
Diluted	27,649,887	27,649,887	27,649,887	27,649,887

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IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$2,016,566	$4,198,913
Accounts receivable, net of allowances for doubtful accounts of $380,819 in 2010 and $356,162 in 2009	5,625,692	5,747,466
Inventories, net	4,760,432	4,808,240
Other current assets	170,230	302,948
Total current assets	12,572,920	15,057,567
Property, plant and equipment, net	1,782,935	1,839,696
Equipment on lease to customers, net	719,536	851,800
Product license	282,936	282,936
Goodwill	870,290	870,290
Restricted deposits	232,525	200,995
Other assets	27,575	29,110
Total assets	$16,488,718	$19,132,394

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,326,964	$1,225,572
Accrued license payable	136,119	143,690
Accrued expenses and other current liabilities	3,260,728	2,695,633
Capital lease obligation, current	70,243	-
Total current liabilities	4,794,054	4,064,895
Other long-term liabilities:
Capital lease obligation, long-term	119,137	-
Deferred tax liabilities	349,311	301,692
Other long-term liabilities	924,585	1,040,122
Total other long-term liabilities	1,393,033	1,341,814
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2010 and 2009	276,498	276,498
Capital in excess of par value	41,389,404	41,204,712
Accumulated deficit	(30,917,269)	(27,471,793)
Accumulated other comprehensive loss	(447,002)	(283,732)
Total shareholders’ equity	10,301,631	13,725,685
Total liabilities and shareholders’ equity	$16,488,718	$19,132,394